                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CELL PATHWAYS, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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

                              CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                                                                  April 30, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Cell Pathways, Inc. which will be held on June 22, 1999 at 10:00 a.m. at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania.

     At this year's meeting, you will be asked to elect three directors to serve terms of three years each.

     The Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and 1998 Annual Report to Stockholders are included with this letter.

     Upon adjournment of the meeting, the directors and officers of the Company will be available to confer informally with stockholders.

     We hope that many of you will be with us. Whether or not you plan to attend, please sign, date and return your proxy promptly in the enclosed envelope.

                                          Sincerely yours,
                                          /s/ Robert J. Towarnicki
                                          Robert J. Towarnicki
                                          President and Chief Executive Officer

                              CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 1999

To the Stockholders of Cell Pathways, Inc.:

     The 1999 Annual Meeting of Stockholders of Cell Pathways, Inc., a Delaware corporation, will be held at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, the 22nd day of June, 1999 at 10:00 a.m. for the following purposes:

          (1) to elect three directors for terms of three years each;

          (2) to consider and act upon such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 23, 1999 will be entitled to vote at the meeting. The date of mailing this Notice of Meeting and Proxy Statement is on or about April 30, 1999.

                                          By order of the Board of Directors

                                          Richard H. Troy
                                          Secretary

Horsham, Pennsylvania
April 30, 1999

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

THE COMPANY'S 1998 ANNUAL REPORT ACCOMPANIES THE PROXY STATEMENT.

                              CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044

                                PROXY STATEMENT

SOLICITATION OF PROXY

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Cell Pathways, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on June 22, 1999 at the Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA. at 10:00 a.m. including any adjournment or rescheduling thereof (the "Annual Meeting"). A copy of the Notice of Annual Meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about April 30, 1999.

     Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

     Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary, or by submitting a duly executed proxy bearing a later date, at or before the Annual Meeting and before the proxy is voted.

ACTION TO BE TAKEN AT THE ANNUAL MEETING

     Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

SHARES OUTSTANDING; VOTING

     Shares represented by valid proxies in the accompanying form, and not revoked prior to exercise, will be voted in accordance with the instructions indicated thereon. If no contrary instruction is indicated, shares represented by such proxies will be voted FOR the election of the individuals herein nominated for directors. The Company does not know of any other matters that will be presented at the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters. If a director nominee is unable to serve or for good cause will not serve, the proxies will be voted for such substitute nominee as the Board may propose; the Company has no reason to believe that this contingency may arise in connection with this Annual Meeting.

     Only holders of shares of the Common Stock of the Company (the "Common Stock") at the close of business on April 23, 1999, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On April 23, 1999, the outstanding stock of the Company entitled to vote consisted of 24,315,013 shares of Common Stock, with each such share entitled to one vote. Appearance at the Annual Meeting in person or by proxy of the holders of Common Stock entitled to cast 12,157,507 votes is required for a quorum. Shares represented by abstentions or broker non-votes will be counted as shares that are present entitled to vote for purposes of determining the presence of a quorum. A broker "non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy.

     Directors will be elected by a plurality of the affirmative votes cast (in person or by proxy). This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Abstentions and broker non-votes will not negatively affect the election of candidates receiving the plurality of votes.

     In matters other than election of directors, except as otherwise provided by law or by the Certificate of Incorporation or Bylaws of the Company with respect to particular types of matters, action of stockholders is taken by a majority of the votes cast, excluding abstentions, at any meeting at which there is present a quorum of shares entitled to vote. In such matters, abstentions and broker non-votes will be treated as not voted and will not be counted as votes for or against such proposal.

     During 1998, Cell Pathways, Inc., a privately held Delaware corporation, created a Delaware subsidiary in order to acquire both Tseng Labs, Inc ("Tseng"). and itself in a transaction pursuant to which the subsidiary became the parent and publicly traded company and was renamed Cell Pathways, Inc. References to the "Company" or "Cell Pathways" in this Proxy Statement are intended to include, in appropriate contexts, both the former Cell Pathways, Inc., the privately held company which is now a subsidiary, and the new publicly held parent company, Cell Pathways, Inc., which hereby solicits your proxy for use in connection with the Annual Meeting.

     Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy card from the broker or bank assigning voting rights to you for your shares.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     The Board of the Company is divided into three classes, Class I, Class II and Class III. Each class consists as nearly as may be possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The terms of the Class I directors expire at the 1999 Annual Meeting and their successors are to be elected at the 1999 Annual Meeting for three year terms expiring at the annual meeting of 2002. The terms of the Class II and Class III directors expire at the annual meetings of 2000 and 2001, respectively.

     The nominees for election as Class I directors of the Company are Thomas M. Gibson, Roger J. Quy and Randall M. Toig, M.D.

     The following information is provided for the three nominees proposed to be elected as Class I directors, and also for the continuing Class II and Class III directors. All of such nominees and Class II and Class III directors were elected by the Company's stockholders, except for Messrs. Gibbons and Weiner who were elected by the Company's Board as Class II directors for terms expiring at the annual meeting of 2000 in accordance with the terms of the agreement and plan of reorganization dated June 23, 1998 pursuant to which the Company acquired Tseng.

                                                DIRECTOR
                 NAME                    AGE     SINCE               POSITION WITH THE COMPANY
                 ----                    ---    --------             -------------------------
  NOMINEES FOR CLASS I DIRECTORS:
Thomas M. Gibson(1)....................  72       1996      Director
Roger J. Quy(2)........................  48       1992      Director
Randall M. Toig, M.D...................  48       1994      Director
  CLASS II DIRECTORS:
William A. Boeger(1, 2)................  49       1992      Chairman of the Board of Directors
John J. Gibbons(1).....................  60       1998      Director
Peter G. Schiff(2).....................  47       1992      Director
Louis M. Weiner........................  47       1998      Director
  CLASS III DIRECTORS:
Judith A. Hemberger....................  51       1998      Director
Bruce R. Ross(2).......................  58       1998      Director
Robert J. Towarnicki...................  47       1996      Director; President and Chief Executive
                                                            Officer of the Company
Richard H. Troy........................  61       1992      Director; Senior Vice President --
                                                            Corporate Development, General
                                                            Counsel and Secretary of the Company

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation and Stock Option Committee

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board unanimously recommends a vote FOR election of the nominees for Class I directors.

THE BOARD OF DIRECTORS

     William A. Boeger, 49, has served as Chairman of the Board of the Company since September 1996 and as a director since December 1992. He is President and Chief Executive Officer of Calypte Biomedical Corporation, and has served as Chairman of the Board of Calypte since 1993. Since 1986 he has been Managing General Partner of Quest Ventures II, a venture capital company that he founded.

From 1981 to 1986, Mr. Boeger was employed by Continental Capital Ventures, a publicly-traded venture capital fund, where he attained the position of General Partner. Mr. Boeger is also a director of Iridex Corporation.

     John J. Gibbons, 60, has served as a director since November 1998. He was the President, Chief Executive Officer and Chairman of Tseng Labs, Inc. from November 1997 until the acquisition of Tseng by the Company in November 1998. From December 1996 until November 1997, Mr. Gibbons was Executive Vice President and Chief Operating Officer of Tseng. From January 1996 to November 1996, Mr. Gibbons served as a consultant to Tseng. Mr. Gibbons served as Tseng's Chief Financial Officer from January 1989 to May 1991, and as a Vice-Chairman from May 1991 to December 1995. Mr. Gibbons was a director of Tseng from 1983 through November 1998. Tseng was a supplier of video graphic controller chips to the computer industry

     Thomas M. Gibson, 72, has served as a director of the Company since August 1996. From 1947 to 1992 he served with Gibson Electric Company, Inc., of which he was Chief Executive Officer at the time of the sale of that company. He served as President of Jupiter Electric Company, Inc. until 1996 and has served as President of Integrated Technologies Development Corporation since 1995. In the early 1980s he co-founded Gibson Information Systems, a data service bureau which he sold in 1986. He is President of Thomas Gibson, Inc., Management Consultants.

     Judith A. Hemberger, Ph.D., 51 has served as a director of the Company since June 1998. She is Senior Vice President, Business and Planning, Avax Technologies, Inc. Since 1997, she has served as Vice-Chair, Strategic Planning and Regulatory Affairs, Mayo Foundation for Medical Research and Education. From 1979 to 1997, she served with Marion Merrell Dow Inc., most recently as Senior Vice President, Global Regulatory Affairs (1995-1997), and Vice President, Global Medical Affairs and Commercial Development (1994-1995). She is a member of the Board of Directors of NexStar Pharmaceutical Company, the International Board of Directors of Pharmaceutical Research Associates, and of the Dean's Advisory Board, School of Pharmacy, University of Missouri at Kansas City. Since 1985, she has been Adjunct Associate Professor, Division of Pharmacology, University of Missouri at Kansas City School of Pharmacy.

     Roger J. Quy, Ph.D., 48, has served as a director of the Company since December 1992. He has been a General Partner of Technology Partners, a venture capital firm, since 1990 and has been responsible for health care investments at Technology Partners since 1989. From 1982 to 1989, Dr. Quy held various management positions with the Hewlett-Packard Company.

     Bruce R. Ross, 58, has served as a director of the Company since January 1998. From 1994 to 1997, he served as Chief Executive Officer of The National Comprehensive Cancer Network, an association of fifteen U.S. cancer centers. From 1976 to 1994, he held various positions with Bristol-Myers Squibb Company, including as Senior Vice President, Policy, Planning and Development of the U.S. Pharmaceutical Group from 1993 to 1994 and as President of the U.S. Pharmaceutical Group from 1990 to 1992. He is a director of Sugen, Inc. and Idec Pharmaceuticals, Inc. and is a consultant at Cancer Rx, Inc.

     Peter G. Schiff, 47, has served as a director of the Company since December 1992. He is the President and founder of Northwood Ventures LLC, a firm specializing in venture capital and leveraged buyouts, President of Northwood Capital Partners LLC, and Managing General Partner of Rabbit Hollow Partners. Prior to founding Northwood Ventures LLC in 1983, Mr. Schiff worked at E.M. Warburg, Pincus & Co., Inc. from 1980 to 1983, and at Chemical Bank from 1976 to 1980.

     Randall M. Toig, M.D., 48, has served as a director of the Company since November 1994. He has been in private medical practice at Prentise Women's Hospital in Chicago, Illinois since 1982. He has been Associate of Clinical Obstetrics and Gynecology in the Department of Obstetrics and Gynecology at both Northwestern University Hospital and the Northwestern University Medical School since 1982, and has been a Fellow at the American College of Obstetrics and Gynecology since 1985.

     Robert J. Towarnicki, 47, has served as Chief Executive Officer and a director of the Company since October 1996 and as President of the Company since January 1998. Prior to joining the Company, from 1992 to 1996, he served as President, Chief Operating Officer, a director and most recently as Executive Vice

President of Integra LifeSciences Corporation, which is the publicly held parent firm for a group of biotechnology and medical device companies including Collatech, Inc., ABS LifeSciences Inc., Telios Pharmaceuticals, Inc. and Vitaphore Corporation. In addition, from 1991 to 1992, he served as Founder, President and Chief Executive Officer of MediRel, Inc. From 1989 to 1991, he was General Manager of Focus/MRL, Inc.; from 1985 to 1989, he was Vice President of Development and Operations for Collagen Corporation; and from 1974 to 1985, he held a variety of operations management positions at Pfizer, Inc. and Merck & Co., Inc.

     Richard H. Troy, 61, has served as Senior Vice President -- Corporate Development of the Company since November 1997, Vice President -- Finance, Law and Administration from January 1993 until November 1997, and General Counsel, Secretary and a director of the Company since December 1992. He has been an advisor to the Company since its inception in 1990, and he is a director and President of FGN, Inc., the predecessor partnership's first general partner and a principal stockholder of the Company. Prior to joining the Company, from 1990 to 1992, he served as Vice President and Associate General Counsel of UST, Inc. From 1973 to 1990, he worked at Combustion Engineering, Inc., most recently as Vice President and Deputy General Counsel. From 1964 to 1973, he practiced law with the firm of Shearman & Sterling in New York City.

     Louis M. Weiner, M.D., 47, has served as a director of the Company and as a member of the Company's scientific advisory board since the latter part of 1998. He has served as the Chairman of the Department of Medical Oncology, Division of Medical Science at Fox Chase Cancer Center since 1994 and has been on staff at Fox Chase Cancer Center since 1984. Since 1995, Dr. Weiner has been a Professor in the Department of Medicine, Temple University School of Medicine. Since 1995, he has chaired the Biologic Response Modifiers Committee and the Translational Research Committee of the Eastern Cooperative Oncology Group.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board held eleven Board meetings and seven committee meetings. All directors were able to attend 75% or more of the total Board meetings and meetings of committees of which they were members, with the exception of Mr. Ross who attended nine of fourteen overall meetings, Dr. Toig who attended eight of eleven overall meetings and Dr. Weiner who was unable to attend the one meeting which occurred after his election to the Board. In addition, the Board took action by unanimous written consent of all directors on eight occasions.

     The Compensation and Stock Option Committee of the Board determines the salaries and bonuses of the elected officers of the Company and administers the 1997 Equity Incentive Plan. This Committee, consisting of Messrs. Boeger, Quy, Ross and Schiff, met six times in 1998. The Audit Committee of the Board confers with the Company's outside auditors with respect to the financial statements, the scope and results of the annual audit and matters pertaining to the internal accounting function. This Committee, consisting of Messrs. Boeger, Gibbons and Gibson, met once during 1998. The Board selects nominees for election to the Board and has not formed a nominating committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Stock Option Committee is a current or former officer or employee of the Company. The members of this committee are Messrs. Boeger, Quy, Schiff and Ross. During 1998, funds represented by Mr. Schiff invested in the Company, as described under "Related Transactions" below.

COMPENSATION OF DIRECTORS

     The Company's directors do not currently receive any compensation for service on the Board or any committee thereof except that non-employee directors receive stock options pursuant to the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Non-employee directors are reimbursed for certain expenses in connection with attendance at the Company's Board and committee meetings. Directors who are employees of the Company do not receive separate compensation for their services as directors.

     The Directors' Plan was adopted by the Board on October 14, 1997 and approved by the Company's stockholders shortly thereafter. This Plan provides for the automatic grant of options to purchase shares of the Company's Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee.

     Each person who first becomes a non-employee director is automatically granted an option to purchase 18,157 shares of Common Stock (the "Inaugural Grant"). In addition, on the date of each annual stockholder meeting, each non-employee director who has served at least one full year as a director is automatically granted an option to purchase 5,447 shares of Common Stock (the "Anniversary Grant"). Options subject to an Inaugural Grant under the Directors' Plan vest in three equal, annual installments commencing on the first anniversary of the date of the grant of the option. Options subject to an Anniversary Grant under the Directors' Plan vest in full on the first anniversary of the date of the grant of the option. The vesting of all options under the Directors' Plan is conditioned on the continued service of the recipient as a director, employee or consultant of the Company or any affiliate of the Company through the respective vesting dates.

     The exercise price of the options granted under the Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such change of control.

     At the time Dr. Weiner agreed to become a member of the Board he also agreed to become a member of the Company's scientific advisory board. In the latter capacity, Dr. Weiner received a stock option, vesting over three years, to acquire 13,750 shares of Common Stock at $6.60 per share, the fair market value on the date of the grant, and is compensated at the rate of $4,000 per quarter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 28, 1999 as to each person who owns more than five percent of the outstanding Common Stock of the Company and each person who is a director or executive officer of the Company, and all directors and executive officers as a group.

                                                                   AMOUNT AND
                                                                   NATURE OF
BENEFICIAL OWNER AND ADDRESS(1)                               BENEFICIAL OWNERSHIP    PERCENT
-------------------------------                               --------------------    -------
Gem Capital Management, Inc.(2).............................       1,780,939            7.3%
70 East 55th Street, 12th Floor
New York, NY 10022
FGN, Inc....................................................       1,772,186            7.3%
c/o Mayer, Brown & Platt
190 S. LaSalle Street
Chicago, IL 60603
Attn: Michael P. Cannon, Esq
William A. Boeger(3)........................................         335,294            1.4%
John J. Gibbons(4)..........................................         108,036              *
Thomas M. Gibson(5).........................................         113,725              *
Brian J. Hayden(6)..........................................          41,041              *
Judith A. Hemberger, Ph.D.(7)...............................           2,635              *
Rifat Pamukcu, M.D.(8)......................................         390,290            1.6%
Roger J. Quy, Ph.D.(9)......................................         966,709            4.0%
Bruce R. Ross(6)............................................           6,052              *
Peter G. Schiff(10).........................................       1,212,674            4.9%
Randall M. Toig, M.D.(11)...................................         142,467              *
Robert J. Towarnicki(12)....................................         243,196            1.0%
Richard H. Troy(13).........................................       2,091,984            8.6%
Louis M. Weiner, M.D........................................              --              *
All executive officers and directors (13 persons)(14).......       5,650,103           22.9%

---------------
   * Indicates beneficial ownership of less than one percent.

  ** The address of the directors and executive officers is 702 Electronic
     Drive, Horsham, PA 19044.

 (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,315,013 shares of Common Stock outstanding as of February 28, 1999, adjusted as required by the rules promulgated by the Securities and Exchange Commission.

 (2) Includes 1,674,254 shares and warrants to purchase 52,631 shares beneficially owned by Oak Tree Partners, L.P., an entity that may be deemed an affiliate of Gem Capital Management, Inc. and 54,054 shares beneficially owned by Gem Capital Management, Inc. Profit Sharing Plan. Gem Capital Management, Inc. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

 (3) Includes 13,379 shares and options to purchase 5,447 shares owned of record by Mr. Boeger, 187,982 shares owned of record by Quest Ventures II and 128,486 shares owned of record by Quest Ventures International. Mr. Boeger is a managing general partner of Quest Ventures II and Quest Ventures International, and may be deemed to share voting and investment power with respect to such shares. Mr. Boeger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (4) Includes options to purchase 108,032 shares of Common Stock.

 (5) Includes options to purchase 5,447 shares and warrants to purchase 1,288 shares beneficially owned by Thomas M. Gibson and 106,690 shares in the Thomas M. Gibson Trust established by Thomas M. Gibson.

 (6) Represents options to purchase shares of Common Stock.

 (7) Includes 635 shares owned jointly with Ms. Hemberger's mother.

 (8) Includes options to purchase 100,150 shares, 48,750 of which are unvested and would currently be subject to a repurchase option by the Company.

 (9) Includes options to purchase 5,447 shares beneficially owned by Roger Quy and 961,262 shares owned of record by Technology Partners. Dr. Quy is a general partner of Technology Partners, and may be deemed to share voting and investment power with respect to such shares. Dr. Quy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10) Includes options to purchase 5,447 shares of Common Stock beneficially owned by Peter Schiff, 918,808 shares and warrants to purchase 9,263 shares owned of record by Northwood Ventures LLC, 130,600 shares and warrants to purchase 1,802 shares owned of record by Northwood Capital Partners LLC, 118,000 shares and warrants to purchase 1,754 shares owned of record by Rabbit Hollow Partners and 27,000 shares owned of record by the Edward T. Schiff et. al. Trust. Mr. Schiff is the President of Northwood Ventures LLC, the President of Northwood Capital Partners LLC, the Managing General Partner of Rabbit Hollow Partners and the Trustee of the Edward T. Schiff et. al. Trust; he may be deemed to share voting and investment power with respect to such shares. Mr. Schiff disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11) Includes options to purchase 5,447 shares of Common Stock and 676 shares issuable upon exercise of outstanding warrants.

(12) Includes 72,917 shares subject to repurchase by the Company and options to purchase 54,000 shares. Also includes 1,860 shares beneficially owned by Mr. Towarnicki's son and 1,860 shares owned by Mr. Towarnicki's daughter, with respect to which shares Mr. Towarnicki disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(13) Includes 25,000 shares subject to repurchase by the Company, options to purchase 20,000 shares, 7,500 of which are unvested and would be subject to a repurchase option by the Company. Also includes 27,250 shares beneficially owned by Mr. Troy's spouse, and 17,100 shares beneficially owned by Mr. Troy's daughter, as well as 1,772,186 shares owned of record by FGN, Inc., of which Mr. Troy is a director and the President. Mr. Troy may be deemed to share voting and investment power with respect to such 44,350 shares beneficially owned by his spouse and daughter and to such 1,772,186 shares beneficially owned by FGN, Inc.; however, Mr. Troy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14) Includes shares and options or warrants to purchase 371,969 shares held by directors and executive officers of the Company, entities affiliated with such persons and director nominees. See Notes 3 through 13 above.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND EXECUTIVE OFFICERS OF THE
COMPANY

     The following table sets forth for the fiscal years ended December 31, 1998, 1997 and 1996, the compensation for services rendered to the Company awarded or paid to, or earned by, the Chief Executive Officer and each executive officer of the Company who was serving as of the end of the 1998 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION            LONG TERM COMPENSATION
                              ----------------------------------   -------------------------
                                                                                  SECURITIES       ALL
                                                                                  UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION   FISCAL YEAR    SALARY      BONUS     STOCK AWARDS    OPTIONS     COMPENSATION
---------------------------   -----------   --------    --------   ------------   ----------   ------------
Robert J. Towarnicki........     1998       $195,000    $115,000     $    --       120,000       $25,000(5)
  Chief Executive Officer;       1997        175,000      40,000          --       100,000            --
  President                      1996         32,532(1)       --          --       175,000

Rifat Pamukcu, M.D. ........     1998        175,000      75,000          --        80,000            --
  Chief Scientific Officer;      1997        145,000      25,000          --        25,000            --
  Senior Vice President --       1996        145,000      25,000(2)    12,800(3)    60,000            --
  Research and Development

Richard H. Troy.............     1998        160,000      62,500          --        50,000            --
  Senior Vice President --       1997        140,000      25,000          --        10,000            --
  Corporate Development;         1996        140,000      25,000(2)    12,800(3)    50,000            --
  General Counsel; Secretary

Brian J. Hayden.............     1998        155,000      42,500          --        30,000            --
  Chief Financial Officer;       1997         21,760(4)   15,000          --        90,785            --
  Vice President -- Finance;     1996             --          --          --            --            --
  Treasurer

---------------
(1) Robert J. Towarnicki began serving as Chief Executive Officer in October
    1996.

(2) In February 1996, the Compensation and Stock Option Committee awarded cash bonuses with respect to services rendered during the 1993-1995 period.

(3) In March 1996, pursuant to the 1995 Stock Award Plan, the Compensation and Stock Option Committee awarded 40,000 shares of Common Stock with respect to services rendered during the 1993-1995 period. The fair market value of such stock awards was $0.32 per share, as determined by the Board.

(4) Brian J. Hayden began serving as Chief Financial Officer and Vice President, Finance in November 1997.

(5) Represents relocation expenses paid by the Company to Mr. Towarnicki pursuant to his employment agreement.

EXECUTIVE EMPLOYMENT AGREEMENTS

     In November 1997, the Company entered into an employment agreement with Brian J. Hayden providing for initial annual compensation of $155,000 and up to 20% of base compensation as an annual bonus, an option to purchase 90,785 shares of Common Stock at $4.75 per share subject to a four year vesting schedule, a sign-on bonus of $15,000, and a severance payment equal to six months of salary and twelve months of health care premiums in the event of termination without cause.

     In October 1996, the Company entered into an employment agreement with Robert J. Towarnicki providing for initial annual compensation of $175,000 and up to $35,000 as an annual bonus, an option to purchase up to 175,000 shares of the Company's Common Stock at $0.50 per share subject to a four-year vesting schedule, certain relocation expenses and a severance payment equal to six months of salary and vesting of at least 87,500 options in the event of termination without cause.

     In February 1993, the Company entered into an employment agreement with Rifat Pamukcu providing for initial annual compensation of $110,000 and up to $30,000 as an annual bonus, certain relocation expenses and a severance payment equal to nine months of salary in the event of involuntary termination or termination by Dr. Pamukcu for good reason.

     In January 1993, the Company entered into a memorandum of employment with Richard H. Troy providing for initial annual compensation of $110,000, up to $30,000 as an annual bonus, and a severance payment equal to six months of salary and benefits in the event of termination without cause or termination by Mr. Troy for good reason.

STOCK OPTION GRANTS TO AND EXERCISES BY EXECUTIVES

     The Company grants options to its executive officers and employees under its 1997 Equity Incentive Plan (the "Plan"). As of March 1, 1999, options to purchase a total of 1,177,071 shares of Common Stock were outstanding under the Plan and options to purchase 663,329 shares of Common Stock remained available for grant thereunder. The following tables show for the fiscal year ended December 31, 1998 certain information regarding options granted to, exercised by and held at such dates by the Chief Executive Officer and the executive officers of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE
                                       PERCENT OF                                      AT ASSUMED ANNUAL RATES
                                      TOTAL OPTIONS                                  OF STOCK PRICE APPRECIATION
                         NUMBER OF     GRANTED TO     EXERCISE OR                        FOR OPTION TERM(3)
                          OPTIONS     EMPLOYEES IN     BASE PRICE     EXPIRATION     ---------------------------
NAME                     GRANTED(1)    FISCAL YEAR    ($/SHARE)(2)      DATE(1)           5%            10%
----                     ----------   -------------   ------------   -------------   ------------   ------------
Robert Towarnicki......   120,000         20.3%          $6.60       June 22, 2008    $1,290,085     $2,054,244
Rifat Pamukcu, M.D. ...    80,000         13.5            6.60       June 22, 2008       860,056      1,369,496
Richard H. Troy........    50,000          8.4            6.60       June 22, 2008       537,535        855,935
Brian J. Hayden........    30,000          5.1            6.60       June 22, 2008       322,521        513,561

---------------
(1) Options granted pursuant to the Plan expire ten years after the date of grant and, in general, vest at a rate of 25% annually upon each anniversary over a four-year period.

(2) All grants were made at 100% of fair market value as of the date of grant.

(3) The potential realizable value is calculated assuming that the fair market value of Common Stock, on the date of the grant as determined by the Board, appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of Common Stock.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                NUMBER OF            VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS      IN- THE-MONEY OPTIONS
                                  SHARES                   AT DECEMBER 31, 1998      AT DECEMBER 31, 1998
                                 ACQUIRED       VALUE          EXERCISABLE/              EXERCISABLE/
NAME(1)                         ON EXERCISE    REALIZED      UNEXERCISABLE(1)          UNEXERCISABLE(2)
-------                         -----------    --------    --------------------    ------------------------
Robert J. Towarnicki..........      --           --           54,000/166,000         $ 988,200/$2,689,800
Rifat Pamukcu, M.D. ..........      --           --          100,150/ 64,850         1,991,610/   998,690
Richard H. Troy...............      --           --           20,000/ 40,000           337,000/   616,000
Brian J. Hayden...............      --           --           41,041/ 79,744           703,157/ 1,324,885

---------------
(1) All options are subject to vesting; however, with respect to options granted prior to August 1997 early exercise is possible with portions thereof remaining subject to a repurchase option by the Company.

(2) To date, all options have been granted at exercise prices equal to the fair market value per share of Common Stock, as determined by the Board; the Company's closing stock price at December 31, 1998 was $22.00 per share.

                         COMPENSATION COMMITTEE REPORT

     The Compensation and Stock Option Committee (the "Committee") of the Board determines the compensation of Cell Pathways' executive officers. All members of the Committee during 1998 were non-employee directors. The Committee consists of William A. Boeger, Peter G. Schiff, Roger J. Quy and Bruce R. Ross. Pursuant to rules adopted by the Securities and Exchange Commission, the Committee furnishes the following report on executive compensation.

COMPENSATION PHILOSOPHY

     Cell Pathways' executive compensation program seeks to accomplish several major goals:

     - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's long-term, equity based incentive compensation programs, principally stock options.

     - To motivate executives to achieve key business objectives and to reward them when such objectives are met.

     - To recruit and retain highly qualified executive officers by offering compensation that is competitive with that offered for comparable positions in comparable development stage biotechnology and pharmaceutical companies.

In reviewing the compensation packages for each executive officer, the Committee reviewed information from published surveys and data provided by corporate advisors. Factors that are considered in determining salary, incentive awards and stock options include but are not limited to: company size; stage of development; and geographic location. The Company competes for executive talent with biotechnology and pharmaceutical companies in the Philadelphia region; the compensation package paid by such companies is a factor in attracting and retaining executive talent.

BASE SALARY

     Base salary represents the fixed component of the executive compensation program. Base salaries of the chief executive officer and senior management are determined by reviewing comparable market base salary compensation, individual performance, relevant experience and demonstrated capabilities in meeting the requirements of the position. The Chief Executive Officer's base salary is determined by the Committee's evaluation of his attainment of stated overall goals and targets for the Company and his individual contribution and performance.

LONG TERM INCENTIVES

     Stock option awards within the approved Company plans are designed to align the long-term interest of the Company's executives with those of its stockholders. Stock options are used as a mechanism to attract executives to the Company and to be competitive with other biotechnology companies in the region. In addition, based on the attainment of corporate goals or individual accomplishments, the Committee may use stock options as a further incentive for the executives.

CASH BONUSES

     The Committee believes that discretionary cash bonuses are important to motivate and reward executive officers. Cash bonuses are based on significant achievements and are not guaranteed. Annual cash bonuses may be awarded to executives based on attainment of Company-wide and individual goals and objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Towarnicki's compensation for 1998 was determined based on his experience in the industry and his accomplishments in 1998. Compensation awarded to Mr. Towarnicki in 1998 was comprised of a base salary, stock options and a performance bonus based on near-term accomplishments. Mr. Towarnicki's salary for

1998 was $195,000 which was adjusted on January 1, 1999 to $265,000 to better align him with his peer group and to reflect significant accomplishments made in 1998. Additionally, Mr. Towarnicki received an incentive bonus of $115,000 and a stock option award of 120,000 shares related to his accomplishments in 1998. The Committee made these adjustments based on the following accomplishments:

     - Completed a private round of financing which raised approximately $21 million of capital.

     - Completed the acquisition of Tseng, which provided the Company with approximately $27 million in capital.

     - Accelerated the Company's clinical development programs in prostate, colon, breast and lung cancer indications.

     - Expanded the Company's research and development activities and consolidated its operations in its new facility in Horsham, Pa.

     - Recruited essential employees in the development of an experienced management team to prepare the Company for development and potential commercialization.

     The members of the Committee who are listed below have furnished the foregoing report.

                                          William A. Boeger
                                          Roger J. Quy
                                          Bruce R. Ross
                                          Peter G. Schiff

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock from the commencement of public trading on November 4, 1998 through December 31, 1998 with the cumulative total return of the Nasdaq Stock Market -- U.S. Index and the Nasdaq Pharmaceuticals Index. The graph assumes a $100 investment made at the beginning of the period and reinvestment of all dividends. The comparisons depicted in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                                                      NASDAQ US            NASDAQ PHARMACEUTICALS               CLPA
                                                      ---------            ----------------------               ----
11/4/98                                                100.000                     100.000                     100.000
11/13/98                                               101.566                     101.903                      86.260
11/20/98                                               105.862                     102.618                      67.176
11/27/98                                               110.507                     102.657                      70.992
12/4/98                                                109.916                     104.075                      68.702
12/11/98                                               111.663                     106.323                      85.496
12/18/98                                               114.726                     108.026                      93.130
12/24/98                                               118.877                     113.416                     103.053
12/31/98                                               120.551                     120.123                     134.351

                              RELATED TRANSACTIONS

     In April and May of 1998, the Company, while still a privately held company, issued a total of 4,645,879 shares of Series G Preferred Stock and warrants to purchase 227,793 shares of Series G Preferred Stock to institutional investors and stockholders with preemptive rights. Certain directors, executive officers and (then) five percent stockholders of the Company participated in the private offering as follows: Northwood Ventures LLC and Northwood Capital Partners LLC, which together with affiliated funds was a holder of more than five percent of the Company's voting stock and the President of which is Peter
G. Schiff, a director of the Company, purchased 105,263 and 21,053 shares, respectively, of Series G Preferred Stock and warrants to purchase Series G Preferred Stock; Rabbit Hollow Partners, a general partner of which is Peter G. Schiff, a director of the Company, purchased 20,096 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock; The Goldman Sachs Group, L.P., which was a holder of more than five percent of the Company's voting stock, purchased 315,790 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock and, in recognition of its efforts in connection with the offering, received a warrant to purchase 5,000 shares of Common Stock; Gem Capital Management, which is a holder of more than five percent of the Company's voting stock, purchased 1,052,632 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock; Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of the Company, purchased 2,000 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock; Grosvenor G. Nichols, a brother-in-law of Richard H. Troy, purchased 26,335 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock; and Thomas
M. Gibson, a director of the Company, purchased 25,777 shares of Series G Preferred Stock and warrants to purchase Series G Preferred Stock.

     In November 1998, the Company redeemed its outstanding Redeemable Preferred Stock, half in cash and half in Common Stock of the Company. All of the Redeemable Preferred Stock had been held by FGN, Inc., the first general partner of the partnership predecessor of the Company and currently a holder of more than five percent of the Common Stock of the Company. Pursuant to arrangements entered into in 1990 with certain persons who participated in the founding of the business of the Company, FGN, Inc. immediately paid out all but $75,000 worth of the proceeds of the redemption of the Redeemable Preferred Stock to or on behalf of such persons, including the payment of approximately $75,000 cash and 4,540 shares of Common Stock to Rifat Pamukcu, Chief Scientific Officer and Senior Vice President -- Research and Development of the Company, and the payment of approximately $50,000 and 3,027 shares of Common Stock to Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of the Company and a director, the president and a stockholder of FGN, Inc.

                                 OTHER BUSINESS

     The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, your authorized proxies will vote thereon in accordance with their best judgement.

     The Bylaws of the Company provide that no business may be conducted at an annual meeting unless properly brought before the meeting. For business to be properly brought before an annual meeting, it must be specified in the notice of meeting, be otherwise brought before the meeting by or at the direction of the Board or be otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing which must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the sixtieth (60th) day, and not earlier than the close of business on the ninetieth (90th) day, prior to the anniversary of the preceding year's annual meeting, which would mean between March 24 and April 23, 2000, subject to adjustment if the meeting date is substantially changed from the date in 1999. The stockholder's notice to the Secretary must set forth with respect to each proposed matter a brief description of the matter, the reasons for conducting the business at an annual meeting, the name and address of the proposing stockholder as they appear on the books of the Company, the number of shares beneficially owned by the proposing stockholder, any material interest of the stockholder in the matter proposed, and any other information required to be provided pursuant to Regulation 14A under the Securities Exchange Act of 1934. The chairman of an annual meeting shall determine whether proposed business is properly brought before the meeting. If the Company has not received notice of a matter prior to the close of business in the sixtieth day prior to an annual meeting, proxies received by the Company with respect to such annual meeting may, and unless otherwise directed, confer discretionary voting with respect to such matter.

                        INFORMATION CONCERNING AUDITORS

     The firm of Arthur Andersen LLP, independent accountants, has audited the Company's financial statements since the inception of the Company. Later in 1999, the Audit Committee of the Board will select auditors for the fiscal year 1999. Representatives of Arthur Andersen LLP, have been invited to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                             COSTS OF SOLICITATION

     The Company will pay the costs of soliciting proxies, including printing, handling and mailing of this Proxy Statement, the proxy and related material furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, custodians, nominees and fiduciaries holding shares of Common Stock in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding proxy material to the beneficial owners. Certain officers, directors and regular employees of the Company may solicit proxies by telephone, telegraph, facsimile or in person. These persons will receive no extra compensation for their services.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 annual meeting of stockholders must be received by the Secretary of the Company no later than December 31, 1999 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors,

                                          Richard H. Troy
                                          Secretary

Horsham, Pennsylvania
April 30, 1999

 ---  PLEASE MARK VOTES                       CELL PATHWAYS, INC.
| X | AS IN THIS EXAMPLE           PROXY SOLICITED BY THE BOARD OF DIRECTORS
 ---

                                                                                   For          Withhold        For All
                                                                                   All          For All        Nominees
                                                                                 Nominees       Nominees        Except
ANNUAL MEETING OF STOCKHOLDERS                       Proposal 1:                 --------       --------       --------
       JUNE 22, 1999                                    Election of Directors:  |        |     |        |     |        |
                                                                                |        |     |        |     |        |
                                                                                 --------       --------       --------

     The undersigned stockholder of Cell Pathways,                          Thomas M. Gibson  Roger J. Quy   Randall M. Toig, M.D.
Inc., a Delaware corporation ("CPI"), hereby
acknowledges receipt of the Notice of the 1999                              INSTRUCTION: To withhold authority to vote for any
Annual Meeting of Stockholders and Proxy Statement                          individual nominee, mark "For All Nominees Except"
of CPI, and hereby appoints Robert J. Towarnicki,                           and write that nominee's name in the space provided
Brian J. Hayden and Richard H. Troy, and each of                            below.
them, proxies and attorneys-in-fact, with full power
of substitution to each, on behalf and in the name of                       --------------------------------------------------------
the undersigned, to represent the undersigned at the
1999 Annual Meeting of Stockholders of CPI, to be                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
held at the Rittenhouse Hotel, 210 West Rittenhouse                         PROPOSAL LISTED ABOVE.
Square, Philadelphia, Pennsylvania, on June 22, 1999,
at 10:00 a.m., local time, and at any and all                                 UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY
postponements, continuations and adjournments thereof,                      WILL BE VOTED "FOR" PROPOSAL 1, AS MORE SPECIFICALLY
and to vote all shares of common stock which the                            DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC
undersigned may be entitled to vote if then and there                       INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN
personally present, with all powers that the                                ACCORDANCE THEREWITH. IF ANY OTHER MATTERS SHOULD
undersigned would possess if personally present, upon                       PROPERLY COME BEFORE THE CPI ANNUAL MEETING, THIS PROXY
and in respect of the following matters and in                              WILL BE VOTED WITH RESPECT TO SUCH MATTERS IN ACCORDANCE
accordance with the following instructions, with                            WITH THE JUDGMENT OF THE PERSONS VOTING SUCH PROXIES.
discretionary authority as to any and all other matters
that may properly come before the meeting.


Please be sure to sign and date ---------------------------------
this Proxy in the box below.    |Date                            |
                                |                                |
-----------------------------------------------------------------             Signature should be exactly as your name(s) appear on
|                                                                |          proxy. If stock is held jointly, each holder should
|                                                                |          sign. If signing as attorney, executor, administrator,
|                                                                |          trustee or guardian, please give full title.
----Stockholder sign above----Co-holder (if any) sign above------


                          *  Detach above card, sign, date and mail in postage paid envelope provided.  *
                                                        CELL PATHWAYS, INC.
------------------------------------------------------------------------------------------------------------------------------------
|                                                       PLEASE ACT PROMPTLY                                                        |
|                                             SIGN, DATE & MAIL YOUR PROXY CARD TODAY                                              |
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